Exhibit 10.47

EXECUTION VERSION

SUPPLEMENT TO CHANGE IN CONTROL AGREEMENT

THIS SUPPLEMENT TO CHANGE IN CONTROL AGREEMENT (this “Supplement”), dated as of March 3, 2006, is made by and between ROGER ARWOOD (“Employee”) and GOLD BANC CORPORATION, INC. (“Employer”).

Recitals

1.	Employee and Employer have entered into a Change in Control Agreement, dated November 4, 2005 and effective as of June 1, 2005 (the “Agreement”).

2.	Pursuant to the Agreement, Employer has agreed that if Employer terminates Employee other than for Cause following a Change in Control, then Employer will pay Employee an amount equal to one (1) year’s base compensation in effect for Employee as of the date of such Change in Control (the “Termination Payment”).

3.	Employer and Marshall & Ilsley Corporation (“M&I”) have entered into an Agreement and Plan of Merger, dated as of November 9, 2005, as amended (the “Merger Agreement”), pursuant to which Employer will merge (the “Merger”) with and into M&I.

4.	The Merger will close (the “Closing”) on a date determined pursuant to the Merger Agreement, and will become effective at the time specified in the Merger Agreement (the “Effective Time”).

5.	M&I has confirmed that it intends to terminate Employee promptly following the Closing and the Effective Time of the Merger.

6.	Employee is willing to voluntarily resign prior to the Effective Time, based upon the agreement of Employer, and the approval and consent of M&I, to the terms and conditions of this Supplement.

Agreement

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, the parties hereto agree as follows:

•	Certain Definitions. As used in this Supplement, unless otherwise defined herein, all capitalized terms used herein that are defined in the Agreement shall have the meanings given to them in the Agreement.

•	Employee Resignation. Employee hereby resigns as the Executive Vice President of Employer and the President of Gold Bank, resigns all his director and officer positions with all subsidiaries and affiliates of Employer, and terminates his employment with Employer, all effective as of March 3, 2006 (the “Resignation Date”). Employee acknowledges that since the termination of his employment is voluntary, he is not entitled to unemployment benefits in connection therewith, and agrees that he will not file any claim therefore. Employee further agrees that he will not have any accrued, but unused, vacation days as of the date his employment with Employer terminates.

•	Termination Payment. Notwithstanding any other provision of the Agreement, if and only if the Closing Date and the Effective Time of the Merger occur on or before December 31, 2006, then Employer agrees to pay Employee the Termination Payment as provided in Section 3 of the Agreement in an amount equal to one year’s base salary ($265,000), along with the interest accrued in accordance with section 4 below, as if Employee had been terminated by Employer without Cause immediately after the Effective Time. Notwithstanding Section 3 of the Agreement, such Termination Payment (plus accrued interest thereon, as provided in paragraph 4 hereof) shall be paid in no event more than ten (10) business days, following the later of (i) the Effective Time or (ii) six months and one day after the Resignation Date. The Payment will not count as compensation for purposes of any of Employer’s qualified or nonqualified retirement or welfare benefit plans, and will be reduced by any applicable federal and state income and employment tax withholding.

•	Interest. Notwithstanding any provision of the Agreement or of this Supplement, Employer shall pay to Employee interest on the principal amount of the Termination Payment, at the rate of 3.92% per annum, from the Effective Time until the date the Termination Payment is paid to Employee, such interest to be payable on the date the Termination Payment is paid to Employee.

•	Notices. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given if delivered by hand or mailed by certified mail or registered mail, return receipt requested, with postage prepaid or by nationally recognized overnight delivery service:

if to Employee, to:

Roger Arwood
P.O. Box 26633
Shawnee Mission, Kansas 66225

or to such other person and place as the Employee shall direct to Employer in writing;

if to Employer, to:

Gold Banc Corporation, Inc.
11301 Nall Avenue
Leawood, Kansas 66211

or to such other place or person as Employer shall direct to Employee in writing.

•	Governing Law. This Supplement and all rights and obligations of the parties shall be construed and interpreted under and pursuant to the laws of the State of Kansas applicable to agreements made and to be performed entirely within such state, including all matters of enforcement, validity and performance.

•	Entire Agreement. This Supplement, along with the Agreement, constitutes the entire agreement between the parties hereto with respect to the transactions contemplated herein, and supersedes all prior and contemporaneous agreements and undertakings of the parties pertaining to the subject matter hereof.

•	Waiver and Amendment. Any of the provisions of this Supplement may be waived in writing at any time by the party or parties which is or are entitled to the benefit of such provision. Any of the provisions of this Supplement may be amended at any time by written agreement of all the parties hereto.

•	Negotiated Transaction. The provisions of this Supplement were negotiated by the parties hereto and this Supplement shall be deemed to have been drafted by all the parties hereto.

•	Counterparts. This Supplement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. This Supplement may be executed by manual signature or facsimile signature each of which shall be equally valid.

IN WITNESS WHEREOF, Employee and Employer have caused this Supplement to be executed as of the date first written above.

/s/ Roger M. Arwood
ROGER M. ARWOOD

GOLD BANC CORPORATION, INC.
By:	/s/ Malcolm M. Aslin
Name: Malcolm M. Aslin Title: Chief Executive Officer

Consent And Approval

Marshall & Ilsley Corporation (“M&I”) has reviewed the foregoing Supplement, hereby approves the terms of the Supplement and hereby consents to the execution and delivery of the Supplement by Employer and Employee.

After the Effective Time of the Merger, M&I, as successor by merger to Employer, agrees to pay the Termination Payment plus interest to Employee as provided in the Supplement. With respect to the Merger Agreement, M&I hereby consents to Employer’s execution and delivery of the Supplement, and hereby waives Employer’s noncompliance with any and all agreements and covenants in the Merger Agreement that might otherwise prohibit the execution and delivery of the Supplement, and the transactions contemplated thereby, including without limitation, Sections 4.1(a), 4.1(e), 4.2(a) and 4.2(1)(x) of the Merger Agreement. The undersigned is an officer of M&I and has authority to execute and deliver this Consent and Approval on behalf of M&I.

MARSHALL & ILSLEY CORPORATION
By:	/s/ Paul Renard
Paul Renard, Senior Vice President